EXHIBIT 99.1

BRAEMAR HOTELS & RESORTS
Second Quarter 2018 Conference Call
August 2, 2018
10 a.m. CT

Introductory Comments - Joe Calabrese

Good morning everyone and welcome to today’s call to review results for Braemar Hotels & Resorts for the second quarter of 2018 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on August 1, 2018 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Richard Stockton. Please go ahead sir.
Introduction - Richard Stockton

Good morning and thank you for joining us. In January of last year, we announced a revised strategy with a focus of investing in the luxury hotel segment. We took concrete steps to realign our portfolio to this strategy since that time, including selling two properties, announcing an agreement to upbrand two properties, and acquiring three others. Empirical evidence shows that the luxury segment has the greatest RevPAR growth over the long term, which can translate into superior shareholder returns. Bolstered by strong consumer confidence trends and a healthy macroeconomic outlook, this thesis is proving true, with the luxury segment meaningfully outperforming the overall industry during both the first and second quarters of 2018. According to Smith Travel Research, in the first quarter, luxury segment RevPAR was up 6.6%, while in the second quarter the luxury segment posted 4.9% RevPAR growth vs. 4.0% growth for all hotels. STR and other industry forecasters expect this trend to continue through the remainder of 2018 and into 2019. By clearly aligning our platform with this segment, we believe Braemar is well positioned to capitalize on these trends and continue to outperform our REIT peers.

For the quarter, Comparable RevPAR excluding hotels under renovation grew by 4.5%, while overall Comparable RevPAR declined 1.1%. Much of this decline for the portfolio overall is explained by the negative RevPAR performance of the Ritz-Carlton St Thomas, which is under significant rehabilitation this year following Hurricane Irma. We reported Adjusted EBITDAre of $38.3 million, versus $33.7 million in the prior year quarter, reflecting 14% growth, and AFFO per share of $0.56, versus $0.50 in the prior year quarter, reflecting 12% growth. Our overall portfolio TTM RevPAR of $223 continues to be the highest in the lodging REIT sector.

During the quarter, we continued to actively manage our insurance recoveries related to the covered events last fall, namely Hurricane Irma and the Northern California wildfires. As we’ve discussed, we have comprehensive insurance in place with all of our hotels and we continue to work closely with our insurers to both seek recoveries for physical damage to our hotels as well as to minimize the impact to our properties’ P&L through business interruption insurance claims, which totaled $8.7 million during the quarter. While the recovery of business interruption proceeds should be complete at our Yountville properties as those properties have returned to normal operations, we would expect these recoveries to continue for some time at the Ritz-Carlton St. Thomas, at least through our planned reopening in October 2019. Business interruption proceeds recorded during the quarter included $3.3 million for the Tampa Renaissance for lost profits related to the BP Deepwater Horizon oil spill in the Gulf of Mexico in 2010. We had been working on this dispute for several years, and it finally concluded with a settlement in the second quarter.

Consistent with our portfolio realignment strategy, during the second quarter, we completed the sale of the 293-room Renaissance Tampa International Plaza hotel in Tampa, Florida for $68 million. We also continue to be on track with our Autograph Collection conversions at both the Courtyard Philadelphia Downtown and Courtyard San Francisco Downtown, which are expected to be completed in June and December 2019, respectively.

We have also continued to make progress on our reinvestment strategy as, during the quarter, we completed the acquisition of the 266-room Ritz-Carlton Sarasota for $171 million. This high quality, luxury resort property is located in a popular, growing downtown market on the Florida Gulf Coast. With RevPAR of $284 in 2017 and strong cash flow, this acquisition will increase our overall portfolio RevPAR and is expected to yield attractive returns to the portfolio. The initial EBITDA yield is 7.8% and we expect it to stabilize at 9.5%. Our underwriting took into account some initial softness in room night demand as the market absorbs some new supply, but our downside is protected by a $5.5 million GOP holdback guarantee for three years. Despite RevPAR being down for the hotel this quarter, due to identified cost savings, we do not anticipate needing to draw on our GOP guarantee for 2018. In conjunction with this acquisition, we also closed on the acquisition of a 22-acre plot of vacant land adjacent to the golf course for $9.7 million that is currently entitled for residential development. We continue to work through financial feasibility analysis related to our options for this land parcel.

Concurrent with the completion of the acquisition, we financed the hotel with a $100 million non-recourse mortgage loan. Additionally, during the quarter, we refinanced two mortgage loans with existing outstanding balances totaling approximately $358 million with a new $435 million loan. Deric will give more details on both of these financings in a moment.

We believe we have made great progress in the first half of this year in advancing our strategy and we have seen that reflected in our strong total shareholder return performance through the first half of the year. Year-to-date through the end of the second quarter, our total shareholder return was 21.0% vs. 12.7% for our peers, an outperformance of 8.3 percentage points. Going forward, our team will continue to focus on enhancing shareholder value by delivering solid operational performance and continuing to execute on all aspects of our business plan. We will also continue to work on increasing investor awareness of our story through our focused investor relations efforts.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks
Thanks, Richard.

During the quarter, as Richard mentioned, we recognized $8.7 million of business interruption income, which is reflected in the Other Hotel Revenue line of our Income Statement. For the Ritz-Carlton St. Thomas, the insurance recoveries related to the months of March through May and totaled approximately $5.2 million. For the Bardessono and Hotel Yountville, these insurance recoveries related to the months of January through March and included approximately $172,000 for the Bardessono and $19,000 for the Hotel Yountville. We also recognized $3.3 million for the Tampa Renaissance for lost profits related to the BP Deepwater Horizon oil spill in the Gulf of Mexico in 2010. While we expect the business interruption proceeds to continue for some time at the Ritz-Carlton St. Thomas, we expect minimal to no further recoveries at the other three properties.

For the quarter, we reported net income attributable to common stockholders of $9.8 million or $0.29 per diluted share and we reported AFFO per diluted share of $0.56 compared with $0.50 for the same quarter last year.

Adjusted EBITDAre for the quarter was $38.3 million, which reflected a 14% growth rate over the prior year.

At quarter's end, we had total assets of $1.6 billion. We had $994 million of mortgage debt, of which $47 million related to our joint venture partner's share of the debt on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined debt had a blended average interest rate of 4.6% and is entirely floating rate. All of our floating rate debt has interest rate caps in place. As of the end of the second quarter, we had approximately 45% net debt to gross assets and our trailing 12-month fixed charge coverage ratio was approximately 2.1x. Our next hard debt maturity is not until March 2020. We also ended the quarter with net working capital of $205 million.

As of June 30, 2018, our portfolio consisted of 12 hotels with 3,314 net rooms.

Our share count currently stands at 37.6 million fully diluted shares outstanding, which is comprised of 32.5 million shares of common stock and 5.1 million OP units. In our financial results, we include approximately 6.6 million shares in our fully diluted share count associated with our Series B convertible preferred stock.

With regard to dividends, the Board of Directors declared a second quarter 2018 cash dividend of $0.16 per share, or $0.64 per diluted share on an annualized basis. This equates to an annual yield of approximately 5.6% based on yesterday’s closing price, one of the highest in the lodging REIT space.

On the capital markets front, as Richard indicated, during the quarter we closed on a $100 million mortgage loan to finance the acquisition of the Ritz-Carlton Sarasota. This loan has a 5-year term and provides for a floating interest rate of LIBOR + 2.65%. Additionally, we refinanced two mortgage loans with existing outstanding balances totaling approximately $358 million. The previous mortgage loans that were refinanced were the Morgan Stanley Pool and the Chicago Sofitel loans with final maturity dates in February 2024 and March 2019, respectively. The new loan totals $435 million and has a two-year initial term with five one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 2.16%. Because we structured this financing as an agented CMBS transaction we believe we achieved a lower spread than we otherwise would have on a principled loan. We continue to see very attractive debt financing markets for high quality hotels such as ours and we will continue to assess our portfolio for additional refinancing opportunities to capitalize on these favorable trends.

This concludes our financial review. I'd now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management - Jeremy Welter
Thank you, Deric.

As Richard mentioned, Comparable RevPAR for our portfolio declined by 1.1%; however, for all hotels not under renovation during the second quarter, Comparable RevPAR grew by 4.5%. Our portfolio’s Comparable RevPAR growth led to market share gains of two percentage points and 1.7 percentage points relative to both our hotels’ competitive sets and submarket chain scales, respectively. Hotel EBITDA flow-through was strong at 142% driven by the business interruption income we reported during the quarter. Despite a 3.9% decline in Total Hotel Revenue, Hotel EBITDA increased by $2.0 million, or 5.3%, with margins increasing by almost 300 basis points. In addition, year-to-date Hotel EBITDA flow-through was robust at 125%. Easter falling earlier this year, on April 1, positively impacted April results. In addition, corporate transient demand remains strong with growth accelerating during the second quarter.

This quarter’s best performing asset-in terms of Comparable RevPAR-was the Courtyard San Francisco Downtown. The hotel completed the initial phase of its guestroom renovation early in the second quarter, on April 15. The guestroom renovation represents the first major milestone in our project to rebrand this property as an Autograph Collection hotel. In order to rebrand as an Autograph, we plan on going back into the guestrooms to do construction-primarily modifications to the bathrooms-from September to December 2018 followed by small installations in 2019 that will not cause displacement. So far, year-to-date guest satisfaction scores have more than tripled relative to last year, due in large part-we believe-to the superior room product we now offer. Coupled with a favorable comparison related to the Moscone Center closing last year, these new rooms have contributed to the hotel growing Comparable RevPAR by 27.2%. This RevPAR growth was comprised of rate growth of 13.6% and occupancy growth of 11.9%. This robust RevPAR growth resulted in the property increasing market share relative to both its competitive set and the upscale and above San Francisco/San Mateo market by 17.3 and 18.1 percentage points, respectively. Year-to-date, Comparable RevPAR increased 11.4%, representing increases relative to its competitive set and the upscale and above San Francisco/San Mateo market of 10.3 percentage points and 7.5 percentage points, respectively. The strong performance of the hotel led to Incentive Management Fees increasing by $719,000 during the second quarter. Despite Incentive Management Fees increasing, Hotel EBITDA margins still increased by 286 basis points, resulting in a $1.1 million, or 39.8%, increase in Hotel EBITDA. Upon completion in the fourth quarter of 2019, the rebranding will have added: 3 additional keys, a neighborhood-centric restaurant concept, an open and enlivened public space, and an entirely new building envelope. The continued strong results help fuel our excitement regarding the future conversion of this hotel to the Autograph Collection, and we have yet to see the full impact of the Moscone Center reopening, which is on track for December 2018.

In addition to the outstanding performance of the Courtyard San Francisco Downtown, I wanted to briefly mention that another top performing asset, the Courtyard Philadelphia Downtown, grew Comparable RevPAR 7.3% during the second quarter with 5.1% occupancy growth and 2.1% rate growth. This RevPAR growth represents 5.7 and 5.1 percentage point increases in RevPAR relative to the property’s competitive set and the upscale and above Philadelphia market, respectively. Group and contract room nights increased 1,400 and 900 room nights, respectively, relative to last year, helping to drive the 92.1% occupancy during the second quarter. Total Hotel Revenue increased 10.0%, resulting in Hotel EBITDA growth of 9.6%. The second quarter results are the continuation of a strong start to 2018 for the Courtyard Philadelphia Downtown. Year-to-date, Comparable RevPAR has grown 13.8%, representing increases in share relative to the upscale and above Philadelphia market and upscale chains in the Philadelphia CBD of 7.9 percentage points and 6.5 percentage points, respectively. Hotel EBITDA flow-through was 58% with hotel EBITDA increasing by $1.4 million, or 24.5%. Similar to the Courtyard San Francisco Downtown, the continued strong performance of our Courtyard Philadelphia Downtown has us excited for its future as an Autograph Collection hotel.

One item to note during the quarter was the performance of the Ritz Carlton St. Thomas, which continued to experience the aftermath of the impacts from Hurricanes Irma and Maria, posting a 56.3% Comparable RevPAR decline during the second quarter. Through our business interruption insurance, we were able to report $5.2 million for the second quarter. Our risk management group on the Ashford asset management team is a true differentiator when it comes to peers in the industry, and their work and expertise continue to be highlighted throughout the Ritz-Carlton St. Thomas recovery process. Our teams are working diligently on the remodeling, including recent visits by the senior team to assess the model rooms that have been built and finalize the selection of materials and furnishings. Additionally, non-recovery related leisure guests are already returning to the property, and it is again available on the Marriott Central Reservation System as the non-branded St. Thomas Great Bay Resort with limited room stock. Permanent roof work is underway and guestroom building work is expected to start in September 2018 with the expectation for renovation completion in October 2019 when it will be reopened as the Ritz-Carlton St. Thomas on Marriott’s Central Reservation System. As we continue to conduct insurance-funded work and book business interruption claim proceeds, we were also able to successfully obtain benefits from Marriott including favorable owner’s priority treatment on our capital expenditures and other operational and capital benefits.

In addition to the ongoing recovery at Ritz-Carlton St. Thomas, I am happy to say that we reported $190,000 in business interruption income to wrap up our Napa Valley wildfire claim for Bardessono and Hotel Yountville. Sticking with our Napa Valley properties, we are beginning to realize the revenue and expense synergies we underwrote one year ago, when we acquired Hotel Yountville. Second quarter Comparable RevPAR for the hotel grew 5.9%, representing increases of 13.5 percentage points and 7.1 percentage points relative to its competitive set and Independent Napa Valley hotels, respectively. Hotel EBITDA flow-through was 96% and Hotel EBITDA increased by $225,000, or 14.5%.

As Richard mentioned, we are excited to welcome the high-quality Ritz-Carlton Sarasota into our portfolio, which we acquired on April 4. Sarasota is a high growth market, and the Ritz-Carlton, which is comprised of the resort, beach club, and golf club, is the only luxury chain scale hotel in the market. With no luxury chain scale hotels in the market pipeline, we see long-term growth potential; however, in the near term, a sizable amount of upper upscale supply has either recently entered the market or is in-planning or under construction. While the near term supply growth will certainly affect RevPAR, we expected this impact and incorporated it into our underwriting and pricing of the hotel. Beyond the expected supply growth impact, May experienced historically high rainfall in conjunction with tropical storm Alberto over Memorial Day weekend. As expected, Comparable RevPAR declined during the second quarter, coming in at -8.5%; however, Hotel EBITDA flow-through was strong at 78%. The hotel was able to drive profitability in a number of ways during the second quarter: by increasing golf revenues, by implementing programs to realize utility savings, by reducing administrative costs, as well as by increasing the Resort Fee $5.00 at the beginning of June. We are also developing plans to increase club memberships and add additional rooms.

In addition, we are pleased to announce the completion of the Sofitel Chicago Magnificent Mile’s $13.9 million guestroom and corridor renovation on May 1. All guestroom softgoods, select casegoods, 55” TVs, locally inspired artwork, and new automated window coverings were included in the renovation. Despite only realizing the benefits of the renovation for a portion of the second quarter, Total Hotel Revenue grew

3.3% and Hotel EBITDA flow-through was strong at 107%. Hotel EBITDA increased $362,000, or 11.3%. We are excited for continued strong performance going forward with the new rooms product.

I will now turn to capital investment. During 2018, we will continue to invest in our portfolio to maintain competitiveness. In total, we estimate spending approximately $65-85 million in capital expenditures during the year. This will predominantly be comprised of the strategic acceleration of capital projects to limit displacement-specifically at the Courtyard San Francisco while the Moscone Center remains under renovation-as well as pulling forward additional amenity enhancements at the Ritz-Carlton St. Thomas while the resort is under renovation. Additionally, this includes work related to the Courtyard San Francisco and Courtyard Philadelphia conversions to Marriott’s Autograph Collection. Additionally, we have identified highly accretive opportunities to add additional keys within our portfolio. Specifically, we will be adding 7 additional rooms in the Park Hyatt Beaver Creek and a 3-key presidential villa at the Bardessono Hotel.

This concludes our prepared remarks, and we will now open the call up to your questions.

<Q&A>

Richard Stockton

Thank you for joining us on our second quarter earnings call. Please be on the lookout for a save the date for our Investor Day that we plan to host in New York City in October, and we look forward to speaking with you again on our next call.